Exhibit 10.67
     On March 10, 2009, the Board of Directors (the “Board”) of Applied Materials, Inc. (“Applied”) approved a second ten percent (10%) reduction in the annual cash retainer for non-employee directors of the Board, in order to reduce costs in light of global economic and industry conditions. This reduction, which became effective starting with the third quarter of fiscal year 2009, is in addition to the ten percent (10%) reduction in non-employee directors’ annual cash retainer that previously was implemented in December 2008. This brings the non-employee directors’ annual cash retainer to $52,000, which is a total reduction of twenty percent (20%) from $65,000, the annual cash retainer for non-employee directors of the Board in effect at the beginning of Applied’s 2009 fiscal year. This reduction in non-employee directors’ compensation is consistent with the ongoing twenty percent (20%) reduction in base salary for each of Applied’s senior executive officers.